Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Marchex, Inc.:

We consent to the use of our report dated February 2, 2005, except as to note 16, which is as of February 14, 2005, with respect to the consolidated balance sheet of Marchex, Inc. and subsidiaries as of December 31, 2004 and the related consolidated statement of operations, stockholders’ equity and cash flows of the Predecessor to Marchex, Inc. for the period from January 1, 2003 through February 28, 2003 (Predecessor period), and the consolidated statements of operations, stockholders’ equity and cash flows of Marchex, Inc. and subsidiaries for the period from January 17, 2003 (inception) through December 31, 2003 and for the year ended December 31, 2004 (Successor periods), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Seattle, Washington

September 8, 2005